Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS 49 PERCENT INCREASE IN

THIRD QUARTER REVENUES TO $53.8 MILLION AND EPS OF $0.26

(REDWOOD CITY, Calif.), November 8, 2006—FoxHollow Technologies (NASDAQ: FOXH), which manufactures and markets minimally invasive devices for the treatment of peripheral and coronary artery disease, today reported results for the third quarter and first nine months of 2006.

For the quarter ended September 30, 2006, the company reported revenue of $53.8 million, a 49 percent increase over revenues of $36.1 million in the same period a year ago. Revenue for the third quarter of 2006 includes $49.8 million of product revenue and $3.9 million of research collaboration revenue related to the company’s partnership with Merck & Co. This compares with product revenue of $48.0 million and research collaboration revenue of $216,000 in the second quarter of 2006.

FoxHollow reported net income of $6.7 million, or $0.26 per diluted share, in the third quarter of 2006, compared with a net loss of $1.5 million, or $0.06 per share, in the same period a year ago. Net income on a non-GAAP basis, which excludes stock-based compensation expense, was $9.7 million, or $0.37 per diluted share, compared with non-GAAP net income of $709,000, or $0.03 per share on the same basis in the third quarter of 2005. The company reported a gross margin on product revenues of 79 percent versus 72 percent in the third quarter a year ago. A reconciliation of GAAP and non-GAAP operating results is provided below.

“Our financial results for the quarter—including our second consecutive quarter of profitability on a GAAP basis—speak not only to the continuing strong market presence of our SilverHawk device, but also the success of our collaboration with Merck, with whom we announced an expanded agreement during the quarter,” noted Dr. John Simpson, chief executive officer of FoxHollow.

“Third quarter revenues reflect initial contributions from the MiniHawk, a smaller version of the SilverHawk that is designed to treat very small arteries in the lower leg and foot, and the introduction of the SilverHawk in selected European markets. We also continued to successfully drive our development programs for extensions of the SilverHawk line, including the first patients treated with devices using our NightHawk technology, which offers real-time intravascular imaging combined with plaque excision. In addition, we announced the acquisition of Kerberos Proximal Solutions, which offers innovative medical devices for the removal of thrombus, or blood clots, in the peripheral and coronary arteries. These products are a great addition and complement to our SilverHawk product portfolio, and we have initiated sales and marketing programs to support them,” Simpson added.

In September, FoxHollow and Merck announced that they are expanding their existing strategic partnership for the analysis of atherosclerotic plaque. The new agreements provide for the following payments to FoxHollow:

•	a $95 million equity investment,
•	exclusivity payments of $40 million over four years, with Merck having the option to extend the exclusivity and collaboration for up to an additional 11 years,
•	a minimum of $60 million for FoxHollow’s services under the agreement,
•	$4.1 million related to additional services completed by FoxHollow during the first year of the original collaboration agreement, and
•	potential milestone and royalty payments related to the development and sales of certain products resulting from the collaboration.

The agreements will become effective upon the closing of the equity investment, which is expected to take place during the month of November.

“This is a solid endorsement of FoxHollow’s capabilities, as well as the vision shared by Merck and FoxHollow to develop innovative and effective treatments,” said Duke Rohlen, FoxHollow’s president of strategic operations. “We are delighted at both the scientific and financial commitment Merck is making to build upon the first-year success of this collaboration,” he continued.

For the first nine months of 2006, FoxHollow reported revenue of $148.6 million versus revenue of $86.3 million in the same period a year ago. The company reported a net loss of $7.4 million, or $0.30 per share, compared with a net loss of $11.5 million, or $0.50 per share, in the first nine months of 2005. On a non-GAAP basis, net income was $13.2 million, or $0.51 per diluted share, compared with a net loss of $5.6 million, or $0.25 per share, in the first nine months of 2005.

Guidance for the Fourth Quarter and Fiscal 2006

FoxHollow expects revenue of $54-$56 million in the fourth quarter of 2006, including approximately $50.5-$52.5 million in product revenue and approximately $3.5 million in research collaboration revenue. The company expects a loss per share of $0.09-$0.05 for the fourth quarter. This includes stock-based compensation expense of approximately $3.0 million and an expected one-time charge of $3.5 million related to the assignment of a facility lease. Excluding these items, non-GAAP earnings per diluted share, are expected to be in the range of $0.15-$0.19.

For the full year 2006, the company expects revenue of $202.5-$204.5 million, compared to prior guidance of $210-$214 million. This includes approximately $10 million in research collaboration revenue, compared to prior guidance of $10-$12 million. The company is expecting a loss per share of $(0.39)-$(0.35), compared to prior guidance of a loss of $0.22-$0.07 per share. The updated loss per share estimates include stock-based compensation of approximately $23.6 million and the $3.5 million one-time charge mentioned above. Non-GAAP earnings per diluted share are expected to be in the range of $0.64-$0.68. This compares with prior guidance in the range of $0.70-$0.85. A reconciliation of the company’s financial guidance for GAAP and non-GAAP earnings per diluted share is as follows:

	Three Months Ended December 31, 2006	Year Ending December 31, 2006
Projected GAAP loss per diluted share	$(0.09)—$(0.05)	$(0.39)—$(0.35)
Add: Stock-based compensation expense	0.11	0.89
Assignment of facility lease	0.13	0.14

Projected non-GAAP earnings per diluted share	$0.15—$0.19	$0.64—$0.68

The company noted that stock-based compensation expense for the fourth quarter of 2006 could vary significantly, depending on the price of the company’s stock and future stock grant practices, as well as other factors.

Conference Call

The company will hold a conference call today at 2 p.m., Pacific Time (5 p.m. Eastern Time). The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com, or by calling 800-632-3451 (domestic) or 973-935-8759 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available four hours after the conference call concludes through 12 a.m., Eastern Time, November 22, by dialing 877-519-4471 (domestic), or 973-341-3080 (international), passcode 8035992. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the website at http://investor.foxhollowtech.com

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive devices for the removal of plaque and thrombus for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the United States are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. The company’s Rinspirator thrombectomy system, acquired in September 2006, removes thrombus, or blood clots, from occluded arteries in patients suffering from PAD or CAD. For more information, please visit our website at http://www.foxhollowtech.com

Use of Non-GAAP Financial Measures

FoxHollow management believes that in order to properly understand FoxHollow’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, FoxHollow management uses results of operations before certain charges to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the company’s financial guidance for the fourth quarter and full year 2006, future payments from the Merck collaboration, the closing of the Merck investment and expectations regarding future product releases and enrollment in clinical trials are forward-looking statements involving risks and uncertainties. FoxHollow’s third quarter 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted are included under the caption, “Factors Affecting Future Operating Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent quarterly report on form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 9, 2006, and available on our investor relations website at http://www.foxhollowtech.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8449

investorrelations@foxhollowtech.com

Robin Gaffney

Media Relations

650-421-8614

rgaffney@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$37,179	$24,249
Short-term investments	19,097	35,666
Accounts receivable, net	27,029	21,831
Research collaboration receivable	4,100	—
Inventories	13,122	15,607
Prepaid expenses and other current assets	2,455	1,846

Total current assets	102,982	99,199

Property and equipment, net	8,737	8,442
Intangibles, net	12,511	—
Goodwill	19,181	—
Other assets	1,103	564

Total assets	$144,514	$108,205

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,153	$7,072
Accrued liabilities	14,647	11,163
Deferred revenue	4,100	6,206

Total liabilities	27,900	24,441

Stockholders’ equity:
Common stock	26	24
Additional paid-in capital	211,481	178,011
Deferred stock-based compensation	(2,401)	(9,066)
Other comprehensive loss	(8)	(99)
Accumulated deficit	(92,484)	(85,106)

Total stockholders’ equity	116,614	83,764

Total liabilities and stockholders’ equity	$144,514	$108,205

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Product	$49,826	$35,645	$142,360	$85,847
Research collaboration	3,926	431	6,206	431

Net revenue	53,752	36,076	148,566	86,278

Costs and expenses:
Product	10,225	9,821	31,960	27,575
Research collaboration	890	—	2,718	—
Research and development	5,660	2,759	14,569	7,681
Selling, general and administrative	31,095	25,419	108,833	63,811
Amortization of purchased intangible assets	79	—	79	—

Total costs and expenses	47,949	37,999	158,159	99,067

Income (loss) from operations	5,803	(1,923)	(9,593)	(12,789)

Interest and other income and expense, net	925	437	2,215	1,338

Net income (loss)	$6,728	$(1,486)	$(7,378)	$(11,451)

Net income (loss) per common share:
Basic	$0.27	$(0.06)	$(0.30)	$(0.50)

Diluted	$0.26	$(0.06)	$(0.30)	$(0.50)

Weighted-average number of shares used in per common share calculations:
Basic	25,236	23,189	24,799	22,748

Diluted	25,803	23,189	24,799	22,748

Reconciliation of GAAP and Non-GAAP Operating Results (unaudited, in thousands, except per share amounts)

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
	GAAP	Adjustments[1]	Non-GAAP	GAAP	Adjustments[1]	Non-GAAP
Revenue:
Product	$49,826	$—	$49,826	$35,645	$—	$35,645
Research collaboration	3,926	—	3,926	431	—	431

Net revenue	53,752	—	53,752	36,076	—	36,076

Costs and expenses:
Product	10,225	(360)	9,865	9,821	(126)	9,695
Research collaboration	890	—	890	—	—	—
Research and development	5,660	(693)	4,967	2,759	(197)	2,562
Selling, general and administrative	31,095	(1,885)	29,210	25,419	(1,872)	23,547
Amortization of purchased intangible assets	79	—	79	—	—	—

Total costs and expenses	47,949	(2,938)	45,011	37,999	(2,195)	35,804

Income (loss) from operations	5,803	2,938	8,741	(1,923)	2,195	272

Interest and other income and expense, net	925	—	925	437	—	437

Net income (loss)	$6,728	2,938	$9,666	$(1,486)	2,195	$709

Net income (loss) per common share:
Basic	$0.27	$0.11	$0.38	$(0.06)	$0.09	$0.03

Diluted	$0.26	$0.11	$0.37	$(0.06)	$0.09	$0.03

Weighted-average number of shares used in per common share calculations:
Basic	25,236		25,236	23,189		23,189

Diluted	25,803		25,803	23,189		25,889

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005
	GAAP	Adjustments[1]	Non-GAAP	GAAP	Adjustments[1]	Non-GAAP
Revenue:
Product	$142,360	$—	$142,360	$85,847	$—	$85,847
Research collaboration	6,206	—	6,206	431	—	431

Net revenue	148,566	—	148,566	86,278	—	86,278

Costs and expenses:
Product	31,960	(1,004)	30,956	27,575	(425)	27,150
Research collaboration	2,718	—	2,718	—	—	—
Research and development	14,569	(1,767)	12,802	7,681	(924)	6,757
Selling, general and administrative	108,833	(17,850)	90,983	63,811	(4,488)	59,323
Amortization of purchased intangible assets	79	—	79	—	—	—

Total costs and expenses	158,159	(20,621)	137,538	99,067	(5,837)	93,230

Income (loss) from operations	(9,593)	20,621	11,028	(12,789)	5,837	(6,952)

Interest and other income and expense, net	2,215	—	2,215	1,338	—	1,338

Net income (loss)	$(7,378)	20,621	$13,243	$(11,451)	5,837	$(5,614)

Net income (loss) per common share:
Basic	$(0.30)	$0.83	$0.53	$(0.50)	$0.25	$(0.25)

Diluted	$(0.30)	$0.81	$0.51	$(0.50)	$0.25	$(0.25)

Weighted-average number of shares used in per common share calculations:
Basic	24,799		24,799	22,748		22,748

Diluted	24,799		25,847	22,748		22,748

(1) Adjustments consist of stock-based compensation expenses. The company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the medical device industry. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance.